Exhibit 5.1

[Letterhead of Debevoise & Plimpton LLP]

May 19, 2009

Hertz Global Holdings, Inc.
225 Brae Boulevard
Park Ridge, New Jersey 07656

Hertz Global Holdings, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Hertz Global Holdings, Inc., a Delaware Corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 (the “Registration Statement”), relating to (i) the proposed issuance from time to time of shares of Common Stock of the Company, par value $1.00 per share (the “Common Stock”), and (ii)  the proposed issuance of debt securities of the Company convertible into Common Stock (the “Convertible Debt Securities”, and the shares of Common Stock issued upon conversion, the “Conversion Shares”) to be issued pursuant to an Indenture (the “ Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions.  In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that:

1.             When (i) the terms of the Convertible Debt Securities and their issuance and sale have been duly authorized and approved by all necessary action of the Board of Directors of the Company or a duly authorized committee thereof (the “Board of Directors”), (ii) the terms of the Convertible Debt Securities have been duly established in accordance with the Indenture and so as not to violate any applicable law, rule or regulation or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and (iii) the Convertible Debt Securities have been duly executed, authenticated, issued and delivered as contemplated by the Registration Statement and any prospectus supplement relating thereto and in accordance with the Indenture and any underwriting agreement, against payment of the consideration fixed therefor by the Board of Directors, the Convertible Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.             When (i) the terms of the issuance and sale of the Common Stock have been duly authorized and approved by all necessary action of the Board of Directors so as not to violate any applicable law, rule or regulation or result in a default under or a breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and (ii) certificates for the shares of Common Stock have been duly executed, authenticated, issued and delivered or uncertificated shares of Common Stock have been duly issued and delivered, as the case may be, as contemplated by the Registration Statement and any prospectus supplement relating thereto, and in accordance with any underwriting agreement relating to such issuance, against payment of the consideration fixed therefor by the Board of Directors, the Common Stock will be validly issued, fully paid and non-assessable under the laws of the State of Delaware.

10.           When (i) the terms of the issuance of the Conversion Shares have been duly authorized and approved by all necessary action of the Board of Directors and (ii) the Conversion Shares have been issued in exchange for or upon conversion of the Convertible Debt Securities as contemplated by the Registration Statement and any prospectus supplement relating thereto, in accordance with the terms of the Convertible Debt Securities and the Indenture, so as not to violate any applicable law, rule or regulation or result in a default under or a violation of any agreement or instrument binding upon the Company, and so as to comply with any applicable requirement or restriction imposed by any court or governmental authority having jurisdiction over the Company, the shares of Common Stock so issued will be validly issued, fully paid and non-assessable under the laws of the State of Delaware.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality.

We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the laws of the State of Delaware, in each case as currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of Securities” in the Prospectus forming a part thereof.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Debevoise & Plimpton LLP